Exhibit 107

Calculation of Filing Fee Tables
Form F-3
(Form Type)

MediWound Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value NIS 0.7 per share	457(c)	1,453,488 (1)(2)	$18.75 (3)	$27,252,900.00 (3)	0.00014760	$4,022.53

Total Offering Amounts						$4,022.53		$4,022.53
Total Fees Previously Paid						—		—
Total Fee Offsets						—		—
Net Fee Due								$4,022.53

(1)
Represents ordinary shares to be offered and sold by the selling securityholders consisting of 1,453,488 ordinary shares of MediWound Ltd. (the “Company”) that were issued to certain securityholders in connection with the closing on July 17, 2024 of a private placement offering pursuant to the Share Purchase Agreement dated July 15, 2024, between those selling securityholders and the Company.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any stock splits, stock dividend or similar transaction.

(3)
This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Company’s ordinary shares on August 16, 2024, as reported on the Nasdaq Global Market.